Exhibit 99.1

FOR IMMEDIATE RELEASE

Paolo Pucci and Nicholas Vahanian Appointed to Board of Directors of NewLink Genetics

AMES, Iowa - November 13, 2015 -- NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer, today announced the appointment of Mr. Paolo Pucci and Dr. Nicholas Vahanian to its Board of Directors. In connection with these appointments, the Company’s board of directors expanded from six directors to eight.

Paolo Pucci is Chief Executive Officer and a member of the Board of Directors of ArQule Inc., a clinical-stage biotechnology company that is researching and developing innovative cancer therapeutics targeting critical biological processes implicated in a wide range of cancers. Prior to joining ArQule, Mr. Pucci worked at Bayer AG, where he was SVP in charge of the Bayer-Schering Pharmaceuticals Global Oncology/Specialized Therapeutics Business Unit. Before that, he was SVP of Bayer’s Global Specialty Business Unit, where he led the creation of the Global Oncology franchise and oversaw the commercial launch of Nexavar® (sorafenib). He also served as President of Bayer’s North America Pharmaceutical Operations and as a member of the Bayer Pharmaceuticals Global Management Committee. Prior to that, Mr. Pucci held positions of increasing responsibility at Eli Lilly, culminating in his appointment as Managing Director, Eli Lilly Sweden. In addition to serving on NewLink’s board, Mr. Pucci serves as an independent director of Dyax Corporation, where he is chairman of the nominating and governance committee and a member of the audit committee. Previously, Mr. Pucci was an independent director and member of the audit committee at Algeta ASA, a leading biopharmaceutical company based in Norway. Mr. Pucci holds an MBA from the University of Chicago Booth School of Business and is a graduate of the Università Degli Studi di Napoli Federico II.

Nicholas Vahanian, M.D., is one of the co-founders of NewLink Genetics. He has served as President and Chief Medical Officer of the company since 2009 and previously served as Chief Operations Officer. His current responsibilities include medical affairs, clinical affairs, regulatory affairs, manufacturing, commercial operations, and human resources. He has extensive experience in clinical trial design and drug development and has led the algenpantucel-L development program, including the IMPRESS trial, the largest trial ever conducted in the United States studying adjuvant therapy for patients with resected pancreatic cancer. Dr. Vahanian began his research career at the National Cancer Institute and subsequently worked at the National Center for Human Genome Research Institute, both at the National Institutes of Health. He worked under the tutelage of Dr. Michael Blaese, a pioneer in the field of human gene therapy. Dr. Vahanian holds a BS in Biology from Virginia Commonwealth University and an MBA from the University of Notre Dame. He attended St. Bartholomew's and Royal London Hospital Medical College and earned his Medical Degree and subsequently completed a Molecular Oncology Fellowship at the John Stoddard Cancer Research Institute.

Exhibit 99.1

“I am eager to serve on the board of NewLink Genetics, a biopharmaceutical innovator that has pioneered a number of immuno-oncology platforms that have already generated promising drug candidates,” said Mr. Pucci.

“NewLink is in an exciting period in its growth, with seven product candidates in clinical development, and I look forward to working with my fellow directors to lead the company to the next level,” said Dr. Vahanian.

“We welcome both Paolo and Nick to our board and look forward to their many contributions,” said Charles Link, M.D., CEO and Chief Scientific Officer of NewLink Genetics. “Paolo is a highly regarded leader in the biotechnology industry, and Nick has demonstrated great dedication and judgment in his fifteen years of leadership at NewLink."

About NewLink Genetics Corporation
NewLink is a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer. NewLink Genetics’ portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information, please visit http://www.newlinkgenetics.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about NewLink Genetics’ financial guidance for 2015; enrollment in or results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development; NewLink Genetics’ future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in “Risk Factors” and elsewhere in NewLink Genetics’ Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink Genetics’ views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics’ views as of any date subsequent to the date of this press release.
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Corporate Contact:
Jack Henneman

Exhibit 99.1

Chief Financial Officer
(515) 598-2561
Investor@linkp.com

Investor Contact:
Donna LaVoie or Kristina Coppola
LaVoieHealthScience
617-374-8800, ext. 107/105
dlavoie@lavoiehealthscience.com
kcoppola@lavoiehealthscience.com

Media:
David Connolly
LaVoieHealthScience
617-374-8800, ext. 108
dconnolly@lavoiehealthscience.com